EXHIBIT 10.2

ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (the "Agreement") is entered into as of October 9, 2008 (the "Effective Date") by and between Execute Sports, Inc., a Nevada corporation ("Seller"), and Coosaw Capital Partners a LLC, a South Carolina LLC ("Purchaser"), with reference to the following facts:

RECITALS

A.

Whereas; Seller desires to sell all of its Sugar Sand boat assets specified in this Agreement and Purchaser desires to acquire all of Seller's Sugar Sand boat assets specified in this Agreement (the "Asset Sale").

          NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

          1.          Assets Acquired.  On the terms and subject to the conditions of this Agreement, Seller shall, on the Closing Date, sell, assign, transfer, convey and deliver to Purchaser or cause to be sold, assigned, transferred, conveyed and delivered to Purchaser free and clear of any liens, encumbrances or liabilities, and Purchaser shall acquire from Seller, on the Closing Date, all of Seller's right, title and interest in and to the following assets listed on Schedule 1 hereto (collectively, the "Assets").

          2.          Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of the Seller 110 West C Street, Suite 1300, San Diego, California, on the Effective Date or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

          3.          Consideration for Assets.  In consideration for the Assets acquired hereunder, Purchaser shall pay; (1) $25,000 at the Closing to "Execute Sports" at the address of the Closing listed in Section 2 above, and (2) an amount equal to two percent (2%) of the gross sales of all models of Sugar Sand boats sold by Purchaser (the "Residual Fee") in the period beginning on the Effective Date through until January 1, 2014 (the "Residual Fee Period"). Gross sales of Sugar Sand boats made during the Residual Fee Period shall be the total of the amount received for each Sugar Sand boat including equipment or optional equipment included with each boat sale (but not including the proceeds from the sale of any trailer included with a boat, if any), prior to any rebate or dealer promotion or allowance. The Residual Fee shall be paid on a quarterly basis for all sales made in the period ending through the last day of the month immediately prior to the month that the Residual Fee is due. The Residual Fee shall be due on the fifteenth (15th) day of each January, April, July and October beginning on January 15, 2009 through January 15, 2014.

          4.          Representations and Warranties.

(a.)	Seller makes the following representations and warranties to Purchaser:
	(i)	that it is a corporation duly organized under the laws of the State of Nevada and that it is a corporation in good standing in that state; and
(ii)

that it owns the Assets being sold to Purchaser pursuant to this Agreement and that it has the authority to transact the Asset Sale contemplated herein and to transfer the Assets to Purchaser pursuant to the terms of this Agreement; and

(b.)	Purchaser makes the following representations and warranties to Seller:
	(i)	that it is a LLC duly organized under the laws of the State of South Carolina and that it is a LLC in good standing in that state; and
	(ii)	that it has the authority to acquire the Assets and transact the Asset Sale contemplated herein.

          5.          Other Covenants.  Seller and Purchaser agree that all claims for warranty (express or implied) or product liability of any kind related to any Sugar Sand boat manufactured prior to the Effective Date shall be the sole responsibility of Seller and that all claims for warranty (express or implied) or product liability of any kind related to any Sugar Sand boat manufactured after the Effective Date shall be the sole responsibility of Purchaser. Notwithstanding the foregoing the parties agree that the Sugar Sand boat listed on Schedule 1 is being acquired by Purchaser "As Is and Where Is" without guaranty or warranty of any kind, whether express or implied.

          6.          Assumed Liabilities.  Purchaser assumes no liabilities of Seller in connection with the Asset Sale.

          7.          Closing Deliveries.  At the Closing Seller shall deliver or cause to be delivered to Purchaser an executed bill of sale in the form of Exhibit A hereto.

          8.          Delivery of Assets.  Purchaser shall be responsible for taking possession of and transporting/delivering the Assets to itself, and all costs and expenses associated therewith. Purchaser must take possession of all the Assets no later than October 20, 2008. Seller shall provide Purchaser with access to the Assets in order for Purchaser to fulfill its obligations pursuant to this provision. The location of the Assets is included on Schedule 1 hereto.

          9.          Further Action.  Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

          10.         Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, undertakings and understandings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof.

          11.         Severability.  Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

          12.          Attorneys' Fees.  In the event any dispute arises under this Agreement or the documents or instruments executed and delivered in connection with this Agreement, and the parties hereto resort to litigation to resolve such dispute, the prevailing party in any such litigation, in addition to all other remedies at law or in equity, shall be entitled to an award of costs and fees from the other party, which costs and fees shall include, without limitation, reasonable attorneys' fees and legal costs.

          13.          Choice of Law; Venue.  This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law. The parties agree that, in the event of any dispute arising out of this Agreement or the transactions contemplated thereby, venue for such dispute shall be in the state or federal courts located in San Diego, California, and that each party hereto waives any objection to such venue based on forum non conveniens.

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          14.          Counterparts/Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

          IN WITNESS WHEREOF, the parties hereto have executed this Asset Sale Agreement as of the day and year first written above.

SELLER:	PURCHASER:

Execute Sports, Inc. a Nevada Corporation	Coosaw Capital Partners, a South Carolina LLC

By: _________________________ James R. Arabia, CEO	By: _________________________ Larry D.Brehm, CEO

SCHEDULE 1

ASSETS

SUGAR SAND MOLDS and EQUIPMENT (located at 2600 3 rd Ave. N, Fargo, ND)

BOAT MOLDS:

Tango - 2 hulls / 2 decks

Tango Extreme - 3 hulls / 3 decks

Mirage - 2 hulls / 2 decks

Calis - 2 hulls / 2 decks

Oasis - 2 hulls / 2 decks

Sting - 1 hull / 1 deck

FIBERGLASS WORK-IN-PROCESS (Painted):

Tango - 1 hull / 1 deck

Tango Extreme - 4 hulls / 4 decks

Mirage - 1 hull / 1 deck

Oasis - 2 hulls / 2 decks

SUGAR SAND BOAT (located at Midwest Crating Unlimited, 6805 20th Ave. So. Ste. 100 Centerville, MN 55038)

1 2008 Tango Extreme GT /ax Engine / Color - White, Orange
Hull # IMWT3037B808
Trailer # 4H100191280431141

OTHER ASSETS (to be delivered by Seller to Purchaser as applicable)

The SUGAR SAND trade names and associated trade names, trademarks, service marks and service names, and the associated logos and their goodwill, and all associated domain names, in particular the domain www.sugarsand.com, trades secrets and copyrights and their goodwill, and all designs, plans and customer and vendor lists related to Sugar Sand boats and the Bill of Materials for each Sugar Sand model. To the extent available Seller shall also provide to Purchaser any dealer list, brochures and dealer pricing information as well as web site and web site contracts as applicable.

EXHIBIT A

BILL OF SALE

This Bill of Sale is delivered pursuant to, and is subject to all of the terms and conditions of that certain Asset Purchase Agreement dated as of October 9, 2008 (the "Agreement") by and among Execute Sports, Inc., a Nevada corporation ("Seller"), and Coosaw Capital Partners, a LLC ("Buyer"). Capitalized terms, unless otherwise defined herein, have the meanings assigned to such terms in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby grants, bargains, sells, conveys, delivers, assigns and transfers to Buyer all of Seller's right, title and interest in and to the Assets being purchased pursuant to the Agreement (collectively, the "Property"). This bill of Sale is made, executed and delivered in accordance with and is subject to the representations, warranties and covenants set forth in the Agreement.

Seller, for itself and its successors and assigns, by this Bill of Sale, covenants and agrees that Seller and its successors and assigns shall execute and deliver, or shall caused to be executed and delivered, such other instruments of transfer and conveyance and other documents and take such actions as Buyer may reasonably request to vest in Buyer and its successors and assigns all of Seller's right, title and interest in and to the Property free and clear of any liens, claims, security interests or encumbrances thereon.

TO HAVE AND TO HOLD the Property unto Buyer, its successors and assigns, forever.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by its duly authorized officers this 9th day of October 2008.

Execute Sports, Inc., a Nevada corporation

By: ______________________________________ James R. Arabia, CEO